Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
February 21, 2013 at 1:05 p.m. PST		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports Fourth Quarter and Fiscal Year 2012 Earnings;

Achieves Record Sales and Earnings for the Year

SEATTLE, Wash. (February 21, 2013) – Nordstrom, Inc. (NYSE: JWN) today reported a 26 percent increase in earnings per diluted share of $1.40 for the fourth quarter ended February 2, 2013 compared to $1.11 per diluted share for the same quarter last year. Net sales in the fourth quarter were $3.6 billion, an increase of 13.5 percent compared with net sales of $3.2 billion during the same period in fiscal 2011. Net earnings of $284 million increased 20 percent compared with net earnings of $236 million for the same quarter last year.

In fiscal year 2012, the Company achieved record sales and earnings while making significant investments to improve the customer experience in store and online. For the third consecutive year, the Company achieved double-digit growth in annual net sales and earnings per diluted share and same-store sales increases in the high single-digit range.

Similar to many other retailers, Nordstrom follows the retail 4-5-4 reporting calendar, which included an extra week in the fourth quarter of fiscal 2012 (the 53rd week). In the 53rd week, the Company had net sales of approximately $162 million, representing an approximate $0.04 increase to earnings per diluted share for both the quarter and fiscal year. The 53rd week is not included in same-store sales calculations.

FOURTH QUARTER SUMMARY

Nordstrom’s fourth quarter performance was consistent with the strong trends the Company experienced throughout the year.

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Total Company same-store sales increased 6.3 percent compared with the same period in fiscal 2011. Nordstrom same-store sales, which consist of the full-line and Direct businesses, increased 6.1 percent. Top-performing merchandise categories included Men’s Apparel, Cosmetics, Kids’ Apparel, and Women’s Apparel.

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Full-line same-store sales increased 2.2 percent compared with the same period in fiscal 2011. The South and Midwest regions were the top-performing geographic areas relative to the fourth quarter of 2011.

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Direct sales surpassed $1 billion dollars this year for the first time in its history, driven by a same-store sales increase of 31 percent in the fourth quarter on top of last year’s increase of 35 percent for the same period. Direct sales growth continues to outpace the overall Company, reflecting ongoing initiatives to improve the customer experience online.

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Nordstrom Rack, which opened fifteen stores in fiscal 2012, continued to demonstrate strong sales growth in the fourth quarter with an increase in net sales of 23 percent. Same-store sales increased 7.1 percent for the Rack, which is its largest fourth quarter increase in the last six years.

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Gross profit, as a percentage of net sales, was flat compared with the same period in fiscal 2011. Markdown improvements were offset by higher expenses associated with our enhanced Fashion Rewards program, which generated incremental sales and attracted new members.

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Retail selling, general and administrative expenses, as a percentage of net sales, decreased 45 basis points compared with the same period in fiscal 2011. The decrease was primarily attributable to leverage on increased sales, partially offset by increases in fulfillment costs associated with improving the speed of delivery for shipped sales.

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In the Credit segment, overall performance continued to improve with delinquency and write-off rates well below prior-year levels. Given this performance and the underlying economic trends, the reserve for bad debt was reduced by $10 million.

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Earnings before interest and taxes of $498 million increased 20 percent compared to $417 million for the same quarter last year. Earnings before interest and taxes as a percent of net sales was 13.9 percent compared with 13.1 percent for the same quarter last year.

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During the quarter, the Company repurchased 4.2 million of its shares for $219 million. A total of $393 million remains under its existing share repurchase board authorization. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

FULL YEAR RESULTS

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Nordstrom achieved record net sales of $11.8 billion, which represented an increase of 12.1 percent compared with prior year net sales of $10.5 billion. Full year same-store sales increased 7.3 percent, on top of last year’s same-store sales increase of 7.2 percent.

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Earnings per diluted share of $3.56 increased 13.4 percent compared to $3.14 for fiscal year 2011. Net earnings of $735 million increased 7.7 percent compared with net earnings of $683 million for fiscal year 2011.

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Return on invested capital (ROIC) for the 12 months ended February 2, 2013 was 13.9 percent, which increased from 13.3 percent in the prior 12-month period due primarily to the growth in earnings. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

CAPITAL INVESTMENT AND EXPANSION UPDATE

In fiscal 2013, the Company’s capital expenditures, net of property incentives, are expected to total between $750 and $790 million, compared with approximately $450 million in fiscal 2012. The majority of the increase is attributable to Rack and full-line store growth, improvements to e-commerce delivery and fulfillment, and the planned Manhattan store development.

Nordstrom has announced plans to open the following stores in fiscal year 2013:

Location	Store Name	Square Footage (000’s)	Timing

Nordstrom Full-line Stores
Glendale, California[1]	Americana at Brand	135	Fall

Nordstrom Rack
Ann Arbor, Michigan	Arborland Center	30	April 18
Auburn Hills, Michigan	Baldwin Commons	35	April 18
Birmingham, Alabama	River Ridge Shopping Center	35	May 16
Boston, Massachusetts	The Newbry	38	March 14
Columbia, Maryland	Columbia Crossing	40	May 16
Portland, Maine	Maine Crossing	30	May 16
Upland, California	Colonies Crossroads	35	March 14
Washington, D.C.	Downtown DC	35	April 18
Atlanta, Georgia	Perimeter Expo	36	Fall
Cleveland, Ohio	Promenade in Crocker Park	34	Fall
Columbus, Ohio	Easton Market	35	Fall
Concord, California	Sunvalley Shopping Center	47	Fall
Culver City, California[2]	Westfield Culver City	38	Fall
El Paso, Texas	The Fountains at Farah	35	Fall
Honolulu, Hawaii[3]	Ward Village Shops	45	Fall
Naples, Florida	The Mercato	30	Fall
[1]	Nordstrom plans to relocate its full-line store at Glendale Galleria in Glendale, California to the nearby Americana at Brand.
[2]	Nordstrom plans to relocate its Nordstrom Rack store at Howard Hughes Center in Los Angeles, California to Westfield Culver City in Culver City, California.
[3]	Nordstrom plans to relocate its Nordstrom Rack store at Ward Center in Honolulu, Hawaii to the nearby Ward Village Shops.

FISCAL YEAR 2013 OUTLOOK

In 2013, Nordstrom plans to continue to invest and build upon the foundation for sustainable growth in sales, earnings and Return on Invested Capital (“ROIC”). The 2013 expectations include infrastructure expenses totaling between $20 and $25 million, related to the entry into Canada, in which the first store will open in 2014, and incremental costs from the accelerated Rack store growth.

The Company’s expectations for fiscal 2013, which are shown in comparison to the 53-week fiscal 2012 where applicable, are as follows:

Total sales	4.5 to 6.5 percent increase
Same-store sales[1]	3.5 to 5.5 percent increase
Credit card revenues	$0 to $5 million increase
Gross profit (%)	10 to 30 basis point decrease
Retail selling, general and administrative expenses (%)	10 to 30 basis point decrease
Credit selling, general and administrative expenses ($)	$20 to $30 million increase
Interest expense, net	$5 million decrease
Effective tax rate	39.0 percent
Earnings per diluted share, excluding the impact of any future share repurchases	$3.65 to $3.80
Diluted shares outstanding	Approximately 203 million
[1]	2012 is not restated (2013 weeks 1-52 versus 2012 weeks 1-52).

The 53rd week in fiscal 2012 creates a timing shift in the 4-5-4 calendar for fiscal 2013 that is expected to impact comparisons of performance to the prior year. For example, in 2013 the Anniversary Sale will occur in the second quarter, while in fiscal 2012 it overlapped the second and third quarters.

As a result of the 53rd week timing shift, the Company is providing the following view of quarterly trends, relative to its annual fiscal 2013 expectations:

Compared to Annual Fiscal 2013 Guidance Range
	Annual Fiscal 2013 Guidance	First Quarter 2013	Second Quarter 2013	Second Half 2013
Same-store sales	3.5 to 5.5 percent increase	In-line	Above	Below
Earnings per diluted share	3 to 7 percent increase	In-line	Above	Below

CONFERENCE CALL INFORMATION

The Company’s senior management will host a conference call to discuss fourth quarter and fiscal year 2012 results and 2013 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ slides and Performance Summary document, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ slides and Performance Summary document will be available in the webcasts section for one year. Interested parties may also dial 415-228-4850 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 402-998-1419 (a passcode is not required) until the close of business on February 28, 2013.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 240 stores in 31 states, including 117 full-line stores, 119 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending February 1, 2014, anticipated annual same-store sales rate, anticipated Return on Invested Capital, anticipated store openings, anticipated capital expenditures for fiscal year 2013 and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the change in our business/financial model as we increase our investment in e-commerce and our online business; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; successful execution of our multi-channel strategy, including planning, procurement and allocation capabilities; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; the impact of any systems failures, cybersecurity and/or security breaches, including any security breaches that result in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; our compliance with employment laws and regulations and other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters; compliance with debt covenants and availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; our ability to maintain our relationships with vendors; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; weather conditions, natural disasters, health hazards or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; disruptions in our supply chain; the geographic locations of our stores; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2012, our Forms 10-Q for the fiscal quarters ended April 28, 2012, July 28, 2012 and October 27, 2012, and our Form 10-K for the fiscal year ended February 2, 2013, to be filed with the SEC on or about March 18, 2013, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	2/2/13	1/28/12	2/2/13	1/28/12

Net sales	$ 3,596	$ 3,169	$ 11,762	$ 10,497
Credit card revenues	106	97	386	380

Total revenues	3,702	3,266	12,148	10,877
Cost of sales and related buying and occupancy costs	(2,239)	(1,973)	(7,432)	(6,592)
Selling, general and administrative expenses:
Retail	(912)	(818)	(3,166)	(2,807)
Credit	(53)	(58)	(205)	(229)

Earnings before interest and income taxes	498	417	1,345	1,249
Interest expense, net	(42)	(38)	(160)	(130)

Earnings before income taxes	456	379	1,185	1,119
Income tax expense	(172)	(143)	(450)	(436)

Net earnings	$ 284	$ 236	$ 735	$ 683

Earnings per share:
Basic	$ 1.43	$ 1.13	$ 3.62	$ 3.20
Diluted	$ 1.40	$ 1.11	$ 3.56	$ 3.14

Weighted-average shares outstanding:
Basic	198.9	208.2	203.0	213.5
Diluted	202.4	212.3	206.7	217.7

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	2/2/13	1/28/12
Assets
Current assets:
Cash and cash equivalents	$1,285	$1,877
Accounts receivable, net	2,129	2,033
Merchandise inventories	1,360	1,148
Current deferred tax assets, net	227	220
Prepaid expenses and other	80	282

Total current assets	5,081	5,560

Land, buildings and equipment, net	2,579	2,469
Goodwill	175	175
Other assets	254	287

Total assets	$8,089	$8,491

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,011	$917
Accrued salaries, wages and related benefits	404	388
Other current liabilities	804	764
Current portion of long-term debt	7	506

Total current liabilities	2,226	2,575

Long-term debt, net	3,124	3,141
Deferred property incentives, net	485	500
Other liabilities	341	319

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 197.0 and 207.6 shares issued and outstanding	1,645	1,484
Retained earnings	315	517
Accumulated other comprehensive loss	(47)	(45)

Total shareholders’ equity	1,913	1,956

Total liabilities and shareholders’ equity	$8,089	$8,491

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Year Ended
	2/2/13	1/28/12
Operating Activities
Net earnings	$735	$683
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	429	371
Amortization of deferred property incentives and other, net	(63)	(46)
Deferred income taxes, net	22	14
Stock-based compensation expense	53	50
Tax benefit from stock-based compensation	23	20
Excess tax benefit from stock-based compensation	(24)	(22)
Provision for bad debt expense	56	101
Change in operating assets and liabilities:
Accounts receivable	(113)	(98)
Merchandise inventories	(170)	(137)
Prepaid expenses and other assets	5	-
Accounts payable	48	54
Accrued salaries, wages and related benefits	13	6
Other current liabilities	36	95
Deferred property incentives	58	78
Other liabilities	2	8

Net cash provided by operating activities	1,110	1,177

Investing Activities
Capital expenditures	(513)	(511)
Change in restricted cash	200	(200)
Change in credit card receivables originated at third parties	(42)	(7)
Other, net	(14)	(10)

Net cash used in investing activities	(369)	(728)

Financing Activities
Proceeds from long-term borrowings, net of discounts	-	824
Principal payments on long-term borrowings	(506)	(6)
Proceeds from sale of interest rate swap	-	72
Increase (decrease) in cash book overdrafts	5	(30)
Cash dividends paid	(220)	(197)
Payments for repurchase of common stock	(725)	(840)
Proceeds from issuances under stock compensation plans	91	76
Excess tax benefit from stock-based compensation	24	22
Other, net	(2)	1

Net cash used in financing activities	(1,333)	(78)

Net (decrease) increase in cash and cash equivalents	(592)	371
Cash and cash equivalents at beginning of year	1,877	1,506

Cash and cash equivalents at end of year	$1,285	$1,877

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; dollar and share amounts in millions)

Retail

Our Retail business includes our Nordstrom branded full-line stores and website, our Nordstrom Rack stores, and our other retail channels including HauteLook, our Jeffrey stores and our treasure&bond store. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail business for the quarter and year ended February 2, 2013 compared with the quarter and year ended January 28, 2012:

	Quarter Ended 2/2/13	% of sales[1]	Quarter Ended 1/28/12	% of sales[1]
Net sales	$3,596	100.0%	$3,169	100.0%
Cost of sales and related buying and occupancy costs	(2,201)	(61.2%)	(1,950)	(61.5%)

Gross profit	1,395	38.8%	1,219	38.5%
Selling, general and administrative expenses	(912)	(25.4%)	(818)	(25.8%)

Earnings before interest and income taxes	483	13.4%	401	12.6%
Interest expense, net	(35)	(1.0%)	(34)	(1.1%)

Earnings before income taxes	$448	12.4%	$367	11.6%

	Year Ended 2/2/13	% of sales[1]	Year Ended 1/28/12	% of sales[1]
Net sales	$11,762	100.0%	$10,497	100.0%
Cost of sales and related buying and occupancy costs	(7,318)	(62.2%)	(6,517)	(62.1%)

Gross profit	4,444	37.8%	3,980	37.9%
Selling, general and administrative expenses	(3,166)	(26.9%)	(2,807)	(26.7%)

Earnings before interest and income taxes	1,278	10.9%	1,173	11.2%
Interest expense, net	(134)	(1.1%)	(117)	(1.1%)

Earnings before income taxes	$1,144	9.7%	$1,056	10.1%

1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; dollar and share amounts in millions)

Credit

Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and year ended February 2, 2013 compared with the quarter and year ended January 28, 2012:

	Quarter Ended		Year Ended
	2/2/13	1/28/12	2/2/13	1/28/12
Credit card revenues	$106	$97	$386	$380
Interest expense	(7)	(4)	(26)	(13)

Net credit card income	99	93	360	367
Cost of sales and related buying and occupancy costs – loyalty program	(38)	(23)	(114)	(75)
Selling, general and administrative expenses:
Operational and marketing expenses	(45)	(39)	(149)	(128)
Bad debt provision	(8)	(19)	(56)	(101)

Earnings before income taxes	$8	$12	$41	$63

The following table illustrates the activity in our allowance for credit losses for the quarter and year ended February 2, 2013 and January 28, 2012:

	Quarter Ended		Year Ended
	2/2/13	1/28/12	2/2/13	1/28/12
Allowance at beginning of period	$95	$125	$115	$145
Bad debt provision	8	19	56	101
Write-offs	(25)	(34)	(111)	(153)
Recoveries	7	5	25	22

Allowance at end of period	$85	$115	$85	$115

Annualized net write-offs as a percentage of average credit card receivables	3.3%	5.4%	4.1%	6.3%

	2/2/13	1/28/12
30+ days delinquent as a percentage of ending credit card receivables	1.9%	2.6%
Allowance as a percentage of ending credit card receivables	4.0%	5.5%

NORDSTROM, INC.

RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)

(unaudited; dollar and share amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission (SEC). The following disclosure provides additional information regarding our Return on Invested Capital (ROIC) for the years ended February 2, 2013 and January 28, 2012:

We define ROIC as follows: Net Operating Profit after Taxes divided by Average Invested Capital.

For the 12 fiscal months ended February 2, 2013, our ROIC increased to 13.9 percent compared with 13.3 percent for the 12 fiscal months ended January 28, 2012. Our ROIC increased compared with the prior year primarily due to an increase in our earnings before interest and income tax expense.

We believe that ROIC is a useful financial measure for investors in evaluating our operating performance. When analyzed in conjunction with our net earnings and total assets and compared with return on assets (net earnings divided by average total assets), it provides investors with a useful tool to evaluate our ongoing operations and our management of assets from period to period. ROIC is one of our key financial metrics, and we also incorporate it into our executive incentive measures. We believe that overall performance as measured by ROIC correlates directly to shareholders’ return over the long term. ROIC is not a measure of financial performance under GAAP, should not be considered a substitute for return on assets, net earnings or total assets as determined in accordance with GAAP, and may not be comparable with similarly titled measures reported by other companies. The closest measure calculated using GAAP amounts is return on assets, which increased to 8.9 percent from 8.7 percent for the 12 fiscal months ended February 2, 2013, compared with the 12 fiscal months ended January 28, 2012. The following is a comparison of return on assets to ROIC:

	12 fiscal months ended
	2/2/13	1/28/12
Net earnings	$735	$683
Add: income tax expense	450	436
Add: interest expense	162	132

Earnings before interest and income tax expense	1,347	1,251

Add: rent expense	105	78
Less: estimated depreciation on capitalized operating leases[1]	(56)	(42)

Net operating profit	1,396	1,287

Estimated income tax expense[2]	(530)	(501)

Net operating profit after tax	$866	$786

Average total assets[3]	$8,274	$7,890
Less: average non-interest-bearing current liabilities[4]	(2,262)	(2,041)
Less: average deferred property incentives[3]	(494)	(504)
Add: average estimated asset base of capitalized operating leases[5]	724	555

Average invested capital	$6,242	$5,900

Return on assets	8.9%	8.7%
ROIC	13.9%	13.3%

[1]

Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we purchased the property. Asset base is calculated as described in footnote 5 below.

[2]	Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended February 2, 2013 and January 28, 2012.
[3]	Based upon the trailing 12-month average.
[4]	Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
[5]

Based upon the trailing 12-month average of the monthly asset base, which is calculated as the trailing 12-months rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.